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                                  EXHIBIT 4.2

         Certificate of Amendment of Certificate of Designation of Series B Convertible Preferred Stock, effective December 31, 1996
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                         CERTIFICATE OF AMENDMENT TO THE
                   CERTIFICATE OF DESIGNATION OF PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK,
                               $.001 PAR VALUE, OF
                        CHINA RESOURCES DEVELOPMENT, INC.

         China Resources Development, Inc., a Nevada corporation (the "Corporation"), with its principal place of business at 23/F., Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong, hereby certifies that pursuant to authority conferred upon its Board of Directors by the Articles of Incorporation of the Corporation, and by the provisions of the General Corporation Law of the State of Nevada, the Board of Directors, at its annual meeting held on December 31, 1996, adopted a resolution providing for the amendment to the designation and terms of a series of its 10,000,000 shares of authorized preferred stock previously designated as Series B Convertible Preferred Stock, previously consisting of 2,500 shares, the content of which resolution is hereafter set forth in its entirety:

         RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, the Certificate of Designation designating a series of 2,500 shares of the Corporation's authorized class of preferred stock, established as Series B Convertible Preferred Stock, $.001 par value (the "Series B Convertible Preferred Stock"), is hereby amended pursuant the terms hereof. The number of shares of the Corporation's authorized class of preferred stock to be designated as Series B Preferred Stock (no longer convertible) (the "Series B Preferred Stock") shall be increased to 3,200,000 shares, and the preferences and relative, participating, optional, or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series B Convertible Preferred Stock are hereby amended and restated as follows:

         The text of the original designation of Series B Convertible Preferred Stock is as follows:

         Each share of Series B Convertible Preferred Stock shall be convertible into shares of the Corporation's Common Stock, $.001 par value (the "Common Stock"), at any time during the two-year period commencing on the 45th day following the date of the closing of the sale of such share (the "Conversion Period"), upon delivery to the Corporation by the record holder thereof of a notice of conversion (the "Conversion Notice") and the surrender to the Corporation at its corporate offices at 2440 South Progress Drive, Salt Lake City, Utah 84119, or at any other place designated in writing by the Corporation, of the certificates for shares of Series B Convertible Preferred Stock to be so converted. The number of shares of Common Stock issuable upon conversion of shares of Series B Convertible Preferred Stock shall equal the number of shares of Series B Convertible Preferred Stock to be converted, multiplied by $10,000 per share (the "Share Price"), divided by the Conversion Factor (as hereafter defined). "Conversion Factor" means the lesser of (a) the product derived by multiplying (i) the average closing bid price of the Common Stock on the electronic inter-dealer quotation system operated by Nasdaq, Inc., a subsidiary
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         of the National Association of Securities Dealers, Inc. (the "NASDAQ
         System"), for the five consecutive trading days immediately preceding the date of the delivery of the Conversion Notice to the Corporation by
         (ii) 69%, or (b) the product derived by multiplying (i) the average closing bid price of the Common Stock on the NASDAQ System for the five consecutive trading days immediately preceding the date of the delivery of the Subscription Agreement for the related shares of Series B Convertible Preferred Stock to the Corporation by (ii) 85%. Upon the expiration of the Conversion Period, all remaining issued and outstanding shares of Series B Convertible Preferred Stock shall be converted as of such expiration date into the appropriate number of shares of Common Stock in accordance with the above-referenced formula.

         None of the shares of Series B Convertible Preferred Stock shall entitle the holder thereof to any voting rights whatsoever in connection therewith. The Series B Convertible Preferred Stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no redemption or sinking fund provisions applicable to shares of Series B Convertible Preferred Stock, and holders of Series B Convertible Preferred Stock have no rights whatsoever to dividends or to distributions upon liquidation or dissolution of the Corporation.

         The Corporation may, at its option and in its sole discretion, issue any other class or series of preferred stock with rights and preferences superior to or in parity with the rights and preferences attributable to the Series B Convertible Preferred Stock.

         The forgoing designation of the shares of Series B Convertible Preferred Stock is hereby deleted and replaced with the following designation of Series B Preferred Stock:

         The shares of Series B Preferred Stock shall entitle the holder thereof to voting rights to the same extent and in the same manner as shares of Common Stock, such shares of Series B Preferred Stock being aggregated with any outstanding Common Stock at the record date of any vote for voting purposes of the Corporation. The Series B Preferred Stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no redemption or sinking fund provisions applicable to shares of Series B Preferred Stock, and holders of Series B Preferred Stock have no rights whatsoever to dividends or to distributions upon liquidation or dissolution of the Corporation.

         No shares of the Series B Preferred Stock shall be included in a registration statement filed by the Corporation and the Corporation shall not take any action to facilitate the registration of such shares; provided, however, notwithstanding the forgoing, the Corporation may, at its option and in its sole discretion, include the Series B Preferred Stock in a registration statement filed by the Corporation after July 22, 2000.


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         The Corporation may, at its option and in its sole discretion, issue any other class or series of preferred stock with rights and preferences superior to or in parity with the rights and preferences attributable to the Series B Preferred Stock.

         There are no shares of Series B Preferred Stock currently outstanding. The only class or series of stock which, before this amendment, is senior to the Series B Preferred Stock is the Corporation's Series A Preferred Stock, of which there are no shares of such Series A Preferred Stock which remain outstanding.

         WITNESS the seal of the Corporation and the signatures of its authorized officers this 14th day of February, 1997.

                                             CORPORATION:

ATTEST:                                      CHINA RESOURCES DEVELOPMENT, INC.

/s/ Zhang Yibing                         By:/s/ Li Shinxing
------------------------------              ------------------------------------
Zhang Yibing, Secretary                     Li Shunxing, President


Signatures verified by:

/s/ Dominic Yiu Kuen Lai
------------------------------
Print Name: DOMINIC YIU KUEN LAI
           ---------------------
Notary Public
Hong Kong

                  [SEAL]


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